UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 10, 2010

Kaman Corporation
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

0-1093	06-0613548
(Commission File Number)	(IRS Employer Identification No.)

1332 Blue Hills Avenue, Bloomfield, Connecticut	06002
(Address of Principal Executive Offices)	(Zip Code)

(860) 243-7100
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

Amendment to Executive Employment Agreement for William C. Denninger

At its February 23, 2010 and June 8, 2010 meetings, the Kaman Corporation (the “Company”) Board of Directors (the “Board”) approved changes to the existing employment agreement for William C. Denninger, its Senior Vice President and Chief Financial Officer as a condition to renewal of the agreement, effective November 17, 2010.  The changes (i) eliminate any potential for Mr. Denninger to receive excise tax gross-up benefits from the Company in the event that Section 280G of the Internal Revenue Code were to apply to his receipt of benefits under the executive employment agreement; and (ii) provide the Company with the ability to approve a retirement date for Mr. Denninger that is at or after attainment of age 62 (which the Committee would intend to approve only when in the best interests of the Company and its shareholders).  These changes will apply to any renewal of existing executive employment agreements for other executive officers, should the Board approve such renewals.

A copy of Amendment No. 2 to Executive Employment Agreement for Mr. Denninger is attached to this report as Exhibit 10.1 and is incorporated herein by reference.  The above summary of the amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the attached agreement.

Item 9.01      Financial Statements and Exhibits.

Exhibit 10.1	Amendment No. 2 to Executive Employment Agreement between William C. Denninger and Kaman Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAMAN CORPORATION

By:	/s/ Candace A. Clark
Candace A. Clark
Senior Vice President, Chief Legal Officer and Secretary

Date: November 10, 2010

KAMAN CORPORATION AND SUBSIDIARIES

Index to Exhibits

Exhibit 10.1	Amendment No. 2 to Executive Employment Agreement between William C. Denninger and Kaman Corporation